Exhibit 23.1
Consent of Independent Auditor
We consent to the incorporation by reference in the Registration Statement No. 333-112904 on Form S-3 and Nos. 33-56971, 333-81383, 333-73098, 333-85572, 333-109877, 333-109879, 333-142651, 333-156931 and 333-160393 on Form S-8 of Valeant Pharmaceuticals of our report dated March 8, 2010, relating to our audit of the consolidated financial statements of Princeton Pharma Holdings, LLC and Subsidiary as of and for the year ended December 31, 2009, included in this Current Report on Form 8-K/A.
/s/ McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
August 12, 2010